UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a - 6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a – 12

Universal Forest Products, Inc.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee:

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14-a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule, or Registration No.:

(3)	Filing Party:

(4)	Date Filed:

Universal Forest Products, Inc.

2801 East Beltline NE

Grand Rapids, MI 49525

Notice of Annual Meeting

The Annual Meeting of Shareholders of Universal Forest Products, Inc. (the “Company”) will be held in the Company’s Technology and Training Building, 2880 East Beltline Lane NE, Grand Rapids, MI 49525, on Tuesday, April 18, 2017, at 8:30 a.m. local time (registration begins at 8:00 a.m.) for the following purposes:

(1)	To elect three directors for three-year terms expiring in 2020.

(2)	To consider and vote upon a proposal to approve of an Amendment to the Articles of Incorporation to add an additional 40,000,000 shares of Common Stock.

(3)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2017.

(4)	To participate in an advisory vote to approve the compensation paid to our Named Executives.

(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 21, 2017, are entitled to notice of and to vote at the meeting. To vote by telephone, shareholders of record may call toll free on a touch-tone telephone, 1-800-690-6903, enter the control number located on their Notice, and follow the recorded instructions. To vote via the Internet, shareholders of record may go to the Internet address http://www.proxyvote.com, enter the control number located on their Notice, and follow the instructions provided.

BY ORDER OF THE BOARD OF DIRECTORS

David A. Tutas, General Counsel and Secretary

March _, 2017

Your vote is important. Even if you plan to attend the meeting,
PLEASE VOTE YOUR PROXY PROMPTLY.

Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525

Annual Meeting of Shareholders

April 18, 2017

2017 Proxy Statement

GENERAL QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

The following is information regarding the meeting and the voting process, presented in a question and answer format.

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote and allows you to be represented at our Annual Meeting of Shareholders if you are unable to attend. When you complete and submit a proxy card, use the automated telephone voting system or the Internet voting system, you are submitting a proxy. The Board of Directors of the Company is soliciting this proxy. As used in this proxy statement, the terms “the Company,” “we,” “our” and “us” all refer to Universal Forest Products, Inc. and its subsidiaries.

What is a proxy statement?

A proxy statement is a document that the United States Securities and Exchange Commission (“SEC”) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement was first made available to our shareholders on or about March _, 2017.

Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?

Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.

On or about March _, 2017, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to electronically access and review all of the information contained in this proxy statement and the annual report, and it provides you with information on voting.

If you received a Notice by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice about how you may request to receive your materials in printed form on a one-time or ongoing basis.

Where is this year’s proxy statement available electronically?

You may view this proxy statement and our 2016 Report to Shareholders electronically by going to www.proxyvote.com.

Who can vote?

Only record holders of the Company’s common stock at the close of business on February 21, 2017, the Record Date, can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of common stock owned, on each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How can I vote?” below.

How can I vote?

If your shares are held in “street name,” follow the instructions provided by your bank, broker, or other nominee. If your shares are held in your name, you may vote in one of four ways:

●	Via Internet: Go to www.proxyvote.com and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for Internet voting is 11:59 p.m. Eastern time, April 17, 2017.

●	By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You may do this at your convenience, 24 hours a day, 7 days a week. You will need to have your proxy card or Notice in hand. The deadline for voting by telephone is 11:59 p.m. Eastern time, April 17, 2017.

●	In Writing: Complete, sign, date and return the proxy card in the return envelope provided with your proxy card.

●	In Person: Attend the Annual Meeting to cast your vote.

If you submit a proxy to the Company before the Annual Meeting, whether by proxy card, telephone or Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the three directors nominated by the Board of Directors; for the proposal to approve the Amendment to our Articles of Incorporation; for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2017; and for the non-binding, advisory proposal to approve the compensation paid to our Named Executives.

Can I revoke my proxy?

You may revoke a proxy at any time before the proxy is exercised by:

(1)	Delivering written notice of revocation to the Corporate Secretary of the Company, 2801 East Beltline NE, Grand Rapids, MI 49525;

(2)	Submitting another properly completed proxy card that is later dated;

(3)	Voting by telephone at a subsequent time;

(4)	Voting via the Internet at a subsequent time; or

(5)	Voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank, or other nominee.

How many votes do we need to hold the Annual Meeting?

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the shares that are outstanding and entitled to vote as of the Record Date must be present in person or by proxy.

Shares are counted as present at the meeting if the shareholder either:

●	Is present and votes in person at the Annual Meeting; or

●	Has properly submitted a signed proxy card or other form of proxy (through the telephone or Internet).

On the Record Date, there were 20,351,869 shares of common stock issued and outstanding. Therefore, at least 10,379,453 shares need to be present at the Annual Meeting.

What matters will be voted on at the meeting?

You are being asked to vote on: (i) the election of three directors to serve three-year terms expiring in 2020; (ii) the proposal to amend our Articles of Incorporation to authorize the issuance of 40,000,000 additional shares of common stock; (iii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2017; and (iv) a non-binding advisory proposal on the compensation paid to our Named Executives, otherwise known as a “say-on-pay” proposal. These matters are more fully described in this proxy statement.

How many votes are needed for each proposal?

Except with respect to the proposal to amend our Articles of Incorporation, a majority of votes cast at the meeting will approve each matter that arises at the Annual Meeting. To be effective, the proposed amendment to our Articles of Incorporation must be approved by the affirmative vote of a majority of our outstanding shares. Because the say-on-pay vote is advisory, it will not be binding upon the Board of Directors or the Personnel and Compensation Committee.

Also, the election of directors, the proposed amendment to our Articles of Incorporation, and the say-on-pay vote are each considered non-routine matters. Consequently, if your shares are held by a broker or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.

Abstentions will not be counted as entitled to vote but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on any of the matters presented for a vote at the Annual Meeting, except for the proposal to amend our Articles of Incorporation. For that proposal, abstentions and broker non-votes will have the effect of a “no” vote.

What happens if a nominee is unable to stand for re-election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than three nominees. We have no reason to believe that any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

You may vote “for,” “against,” or “abstain” on each proposal properly brought before the meeting.

Where will the Annual Meeting be held?

Our Annual Meeting will be held at our Technology and Training Building which is located at 2880 East Beltline Lane NE, Grand Rapids, MI 49525. The meeting begins at 8:30 a.m., and registration commences at 8:00 a.m.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the Annual Meeting. The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 18, 2017.

This proxy statement along with our annual report is available at: www.proxyvote.com. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC, may be obtained without charge upon written request to the Chief Financial Officer, Universal Forest Products, Inc., 2801 East Beltline NE, Grand Rapids, MI 49525.

ELECTION OF DIRECTORS

On January 27, 2017, our Board took action to reduce the size of the Board from ten to nine members. These members are divided into three classes, as equal in number as possible, with the classes to hold office for staggered terms of three years each. Our Board has nominated Gary F. Goode, Mary E. Tuuk, and Michael G. Wooldridge to three-year terms expiring at our 2020 Annual Meeting of Shareholders. Each incumbent director has been previously elected by our shareholders.

Louis A. Smith retired from our Board after our January 2017 Board Meeting. Mr. Smith served on our Board since our Company went public in 1993. We thank him for his service and guidance, as well as the insight he provided our Company during his term.

The persons named as proxy holders in the accompanying proxy will vote for the above-named nominees, unless a shareholder directs them differently by proxy. If a nominee is not available for election as a director at the time of the Annual Meeting of Shareholders (a situation which is not now anticipated), the Board may designate a substitute nominee, and the accompanying proxy will be voted for the substituted nominee.

The vote required for the election of a director shall, except in a contested election, be the affirmative vote of a majority of the votes cast in the election of a nominee.  A “majority of the votes cast” shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” that director’s election.  In a contested election, directors are elected by a plurality of the votes cast at a meeting of shareholders.  An election is considered contested if there are more nominees for election than positions on the Board of Directors to be filled by election at that meeting.

In any non-contested election of directors, any director nominee who receives a greater number of votes cast against his or her election than in favor of his or her election is required to immediately tender his or her resignation to the Board.  The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken.  The Board will act on the Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results for that meeting.

The Board of Directors recommends a vote “FOR” the election of each of the three nominees.

The following table provides certain biographical information for each person who is nominated for election as a director at our Annual Meeting of Shareholders and for each person who is continuing as an incumbent director. The information was provided to us as of January 31, 2017, by the respective nominees and directors.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director

Nominee for Term Expiring in 2020

Gary F. Goode (71) retired from Arthur Andersen LLP in March 2001 after 29 years. Following his retirement, Mr. Goode has worked as an independent consultant, and has served as Chairman of Titan Sales & Consulting, LLC since January 2004. Mr. Goode has been on the Board of Directors of Gentex Corporation since 2003 and serves on its Audit, Compensation, and Nominating Committees.	Director since 2003. Chairman of Audit Committee

Mr. Goode is a financial expert, as defined by the SEC. As a result of 29 years as a Certified Public Accountant, he gained valuable insight into a wide variety of businesses. His financial acumen, coupled with these varied business experiences, provides a great frame of reference for successful business practices at other companies. His working career also gives him extensive experience working with companies whose securities are registered with the SEC.

Mary E. Tuuk (52) became Chief Compliance Officer for Meijer, Inc., a regional retail chain, in July 2015. She was Executive Vice President of Corporate Services, and Secretary of the Board of Directors, for Fifth Third Bancorp of Cincinnati, OH, until she joined Meijer, Inc. Ms. Tuuk also served as President of Fifth Third Bank (Western Michigan) where she had leadership responsibility for the growth and strategic direction of major lines of business. Previously, she was Executive Vice President and Chief Risk Officer for Fifth Third Bancorp from June 2007 to December 2011. She was named one of the “25 Women to Watch in Banking” by the American Banker magazine each year from 2008 to 2014. She serves on the boards of a variety of civic and charitable organizations.	Director since 2014. Member of Audit Committee. Member of Nominating and Corporate Governance Committee.

Ms. Tuuk is a financial expert, as defined by the SEC. Her experience in financial services adds a unique perspective to our Board. Her expertise in enterprise risk management, corporate governance, legal affairs, compliance, regulatory and governmental affairs, as well as strategic planning, further enhances her value as a Board member. Michael G. Wooldridge (57) is a Partner with the law firm of Varnum LLP, headquartered in Grand Rapids, Michigan. He joined Varnum in 1985, and is a partner in the firm’s corporate practice group, focusing on corporate governance, securities, and mergers and acquisitions. Mr. Wooldridge has been included in The Best Lawyers in America since 2005. He also serves on the boards of several community organizations.	Director since 2016. Member of Nominating and Corporate Governance Committee. Member of Personnel and Compensation Committee.

Mr. Wooldridge serves as an advisor and counsel to a number of publically held companies on a variety of corporate and securities law matters. His advice on compliance matters, corporate governance disclosure requirements and other issues is invaluable, as is his experience in advising other publically held companies.

Incumbent Directors - Terms Expiring in 2018

Matthew J. Missad (56) is Chief Executive Officer of our Company, a position to which he was appointed on July 13, 2011. From 1996 to 2011, he was Executive Vice President, General Counsel, and Secretary, in addition to serving on the boards of subsidiary entities, including international partner-ships. Mr. Missad has been on the board of Independent Bank Corporation since October 2014, and serves on its Nominating and Corporate Governance Committee.	Director since 2011.

Mr. Missad’s experience and exposure to nearly all facets of our business is integral to the growth of our Company. Having led, at various times, the human resources, insurance, marketing, wood preservation, engineering, transportation, and compliance teams, and serving on our executive leadership team, he has an ability to understand and motivate people and teams, a capacity to simplify complex issues for sound decision-making, and a well-rounded and deep understanding of our Company’s business, people, markets, and opportunities.

Thomas W. Rhodes (55) is President and Chief Executive Officer of TWR Enterprises, Inc. of Corona, CA, a company he formed in 1984, and which is the largest framing contractor in Southern California. Mr. Rhodes has served as a board member of the California Framing Contractors Association, Building Industry Association - Orange County, and the California Professional Association of Specialty Contractors - Orange County/Inland Empire.	Director since 2012. Member of Audit Committee. Member of Personnel and Compensation Committee.

Mr. Rhodes has spent over 30 years building his business while establishing and developing relationships in the residential building and commercial construction industry. Mr. Rhodes’ experience in the site-built construction business and his career as a framing contractor and an entrepreneur, provides our Board and management with meaningful insight into this market and its prospects. His creative and strategic-thinking skills enable him to branch out into other ventures, including real estate, hotel development, and insurance. These experiences provide a unique benefit to his service on our Board.

Brian C. Walker (55) is President and Chief Executive Officer of Herman Miller, Inc. of Zeeland, MI, a global provider of office furniture and services. Previously, he served as its chief operating officer and chief financial officer. Mr. Walker is also a director of Herman Miller, Inc. He is a Certified Public Accountant, and serves as the lead director and chairs the Compensation Committee of Briggs & Stratton Corporation. He served on the board of the Federal Reserve Bank of Chicago-Detroit Branch from 2009 to 2012.	Director since 2015. Member of Nominating and Corporate Governance Committee. Member of Personnel and Compensation Committee.

Mr. Walker is a sitting CEO, and has experience and expertise in finance, international business, executive compensation, strategy development, and organizational and human resource matters. Mr. Walker’s experience enables him to make valuable contributions to Board discussions concerning the Company’s strategy and operations, and his education, expertise, and experience in accounting and compensation matters provide a unique benefit as a member of our Board.

Incumbent Directors - Term Expiring in 2019

William G. Currie (69) is Chairman of the Board of our Company, which he joined in 1971, and has served as a salesman, general manager, vice president, and executive vice president. He was the Chief Executive Officer of our Company from 1989 to 2006, and on January 1, 2000, also became Vice Chairman of the Board. On April 19, 2006, he was named Chairman of the Board and served as an employee with the title of Executive Chairman until he retired from our Company on July 20, 2009. Mr. Currie served on the board of Forestar Real Estate Group Inc. from 2008 to 2016.	Director since 1978.

During his tenure with our Company, Mr. Currie created and, to this day, maintains extremely valuable relationships with many companies in the lumber and building material industries. He has an in-depth understanding of our Company’s supply chain and customer base, which makes him an important asset to management in assessing growth opportunities and strategic objectives.

John M. Engler (68) retired from the Business Roundtable on February 5, 2017. At the time of his retirement he was President, and had been with them since January 15, 2011. He was President and Chief Executive Officer of the National Association of Manufacturers from October 2004 until he took over as head of the Business Roundtable. He served as Governor of the State of Michigan from 1991 to 2003. Mr. Engler has served on the board of Fidelity Fixed Income and Asset Allocation since November 2014, and on the board of K- 12 Inc. since November 2012. He served on the board of Munder Capital Management from 2003 until 2014, and on the board of Delta Airlines from 2008 until 2012.	Director since 2003. Chairman of Nominating and Corporate Governance Committee. Member of Personnel and Compensation Committee.

Mr. Engler’s professional and legal background, coupled with his experience in successfully leading the State of Michigan for 12 years, gives him a unique capacity to understand complex issues and to simplify them in an efficient and effective manner. As President of the Business Roundtable, Mr. Engler led an association of chief executive officers of U.S. companies with over $7 trillion in annual revenue and more than 16 million employees. His work on issues ranging from tax and trade to corporate governance and regulatory policy makes him a key contributor as a director.

Bruce A. Merino (63) retired from The Home Depot in 2009, after 25 years with the company. At the time of his retirement, he was Senior Vice President of Merchandising and President of The Home Depot’s Expo Design Center. Mr. Merino sits on the City of Hope’s Home Improvement Board Council and is its chair.

Mr. Merino has been able to utilize his 38 years of experience in the home improvement industry to assist our Company in strategy and operations for our DIY market. His understanding of the procurement and marketing operations of big box retailers is very valuable to our Company.

Director since 2009. Chairman of Personnel and Compensation Committee. Member of Nominating and Corporate Governance Committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board is committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles (the “Principles”). These Principles address director qualifications, director responsibilities, periodic performance evaluations, stock ownership guidelines, and a variety of other corporate governance matters. These Principles also require the Board to have an Audit Committee, Nominating and Corporate Governance Committee, and a Personnel and Compensation Committee. The Principles, along with the charters of each of these committees, are available for review on our website at www.ufpi.com under the tab “Investor Relations.”

Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers

We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers, and directors. We have also adopted a Code of Ethics for Senior Financial Officers. Each Code is posted on our website, and any changes or waiver to either code will be disclosed on our website at www.ufpi.com under the tab “Investor Relations.”

Affirmative Determination Regarding Director Independence and Other Matters

As required by the Principles, our Board has determined each of the following directors to be an “independent director,” under the Nasdaq Stock Market Rules (the “Nasdaq Standard”): William G. Currie, John M. Engler, Gary F. Goode, Bruce A. Merino, Thomas W. Rhodes, Mary E. Tuuk, Brian C. Walker, and Michael G. Wooldridge. There are no family relationships between or among the directors and our executive officers.

To assist our Board, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for director and board committee independence, as well as the criteria applied to determine “audit committee financial expert” status and the answers to annual questionnaires completed by each of the directors. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board, and the Board made its independence and “audit committee financial expert” determinations based upon that report and each member’s review of the information made available to the Nominating and Corporate Governance Committee.

The effectiveness of each of our directors is monitored through the use of an annual assessment. Our Board does not have a mandatory retirement age policy. We believe that the ability of a Board member to add value to our Company is not dependent on age; rather, it is based on the director’s actual performance. As a result, we expect that some directors will not serve until a typical retirement age, while others may serve longer. In addition, we evaluate the tenure of individual directors as well as the collective tenure of our Board. In connection with this evaluation, we strive to maintain a balanced composition of relatively new and meaningful tenured directors with the objective of fostering the input of new ideas and thoughts while maintaining a strong historical perspective and deep understanding of our business and the markets we serve.

Committees

Audit Committee. Each member of the Audit Committee is “independent” under the Nasdaq Standard as well as the applicable rules of the SEC for audit committee membership. Our Board has determined that Mr. Goode and Ms. Tuuk each qualify as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934 (the “Exchange Act”). The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter. In general, the primary purpose of this Committee is to assist the Board in overseeing management’s conduct of our financial reporting processes and system of internal controls regarding finance, accounting, legal compliance, and ethics. During 2016, the Audit Committee held six meetings.

Personnel and Compensation Committee. Each member of this Committee is “independent” under the Nasdaq Standard. The Committee is responsible for reviewing and recommending to the Board the timing and amount of compensation for key employees, including salaries, bonuses, and other benefits, as well as director compensation. This Committee is also responsible for administering our equity-based incentive plans and for reviewing compensation plans and awards as they relate to key employees. The Committee has the authority to retain consultants and third-party advisors for assistance. The Committee has the ultimate authority to determine matters of executive compensation; however, it may rely upon recommendations of our Chief Executive Officer for matters of compensation for officers and Named Executives (as defined in the Summary Compensation Table), other than the Chief Executive Officer. Additional information on the Committee’s role and practices involving executive compensation is described in the Compensation Discussion and Analysis in this proxy statement. The full responsibilities of the Personnel and Compensation Committee are set forth in its Charter. During 2016, the Personnel and Compensation Committee held two meetings.

Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is “independent” under the Nasdaq Standard. The Nominating and Corporate Governance Committee considers and proposes director nominees to the Board for election by our shareholders, selects candidates to fill Board vacancies as they may occur, makes recommendations to the Board regarding Board committee memberships, reviews succession planning for the Chief Executive Officer, generally monitors our corporate governance system, and performs any other functions or duties deemed appropriate by our Board. The full responsibilities of the Nominating and Corporate Governance Committee are set forth in its Charter. The Committee and Board adopted a Policy Governing Director Qualifications and Nominations, the details of which are described below, which include certain minimum qualification and board composition standards. In view of the age and tenure of certain members of the Board, the Committee has been active in seeking and evaluating qualified candidates, consistent with the Policy Governing Director Qualifications and Nominations (described below) to serve on the Board. During 2016, the Nominating and Corporate Governance Committee held three meetings.

Shareholder Nominees for Director. Our Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors. A shareholder who wishes to nominate a person to serve as a director must provide us with written notice. The notice must include: (1) the name and address of both the shareholder who intends to make the nomination and the person or persons nominated; (2) a representation that the shareholder is a current holder of record, will continue to hold those shares through the date of the meeting, and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements between the shareholder and each nominee; (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Exchange Act had the nominee been nominated by the Board; and (5) the consent of each nominee to serve as director. The nominee’s written consent to the nomination and sufficient background information on the candidate must be included to enable the Nominating and Corporate Governance Committee to make proper assessments as to his or her qualifications. Nominations must be addressed to the Chairman of the Nominating and Corporate Governance Committee at our headquarters, and must be received no later than 30 days prior to our Annual Meeting of Shareholders, or within seven days after the date our notice of the Annual Meeting of Shareholders is given to our shareholders if our notice of that meeting is given less than 40 days prior to the date of that meeting.

Director Qualifications and Requirements. Our Board has adopted a Policy Governing Director Qualifications and Nominations (the “Policy”). The substance of the Policy is incorporated into the Nominating and Corporate Governance Committee’s Charter, which is available on our website. The Policy sets forth the general process the Committee is required to follow for identifying and evaluating director nominees, including nominees recommended by shareholders. Under the Policy, the Committee has the authority to seek director candidates from any source deemed appropriate, including recommendations of candidates submitted by shareholders. The Policy requires the Committee to evaluate all proposed director candidates in the same manner, irrespective of the source of the initial recommendation of the proposed candidate.

The Policy includes minimum qualification standards, Board composition standards, and additional qualification criteria. With respect to the former, the Policy requires that the Committee be satisfied that each recommended nominee meet the following qualifications:

(1)	Integrity. The candidate must exhibit high standards of personal integrity and ethical character.

(2)	Absence of Conflicts of Interest. The candidate must not have any interests that would impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to our Company and its shareholders.

(3)	Fair and Equal Representation. The candidate must be able to represent fairly and equally all shareholders of our Company, without favoring or advancing any particular shareholder or other constituency.

(4)	Experience. The candidate must have experience at a strategic, policy making, or senior management level in a business, government, non-profit, or academic organization of high standing.

(5)	Business Understanding. The candidate must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, and basic concepts of corporate finance.

(6)	Available Time. The candidate must have, and be prepared to devote, adequate time to our Board and its committees.

In addition to these minimum qualification criteria, the Committee is required to recommend Board candidates to help ensure that a majority of our Board is independent, that each of the Audit, Personnel and Compensation, and Nominating and Corporate Governance Committees is comprised entirely of independent directors, and that at least one member of the Audit Committee qualifies as an Audit Committee financial expert. The Committee and our Board also consider diversity in their identification of director candidates. Diversity in business and professional experience, education, and background benefit our Company by increasing the range of skills and perspectives available to our Board. Director nominees are selected without regard to race, gender, religious belief, or national origin. Our Board believes that adherence to these principles will provide an environment and practices that will yield the best return for our shareholders.

The Committee has, to date, not paid any third-party fees to assist in identifying and evaluating nominees. As of the date of this Notice, the Committee has not received any recommended nominations from any of our shareholders in connection with our 2017 Annual Meeting of Shareholders.

Majority Voting

On January 27, 2017, our Board of Directors approved an amendment to our Bylaws to provide for majority voting for the election of directors. This majority voting standard is described above under “Election of Directors.”

Communications with the Board

Generally, shareholders who have questions or concerns regarding our Company should contact Investor Relations at 800-598-9663. However, any shareholder who wishes to address questions regarding the business or affairs of our Company directly with the Board or any individual director should direct his or her questions in writing to our Secretary at 2801 East Beltline NE, Grand Rapids, MI 49525. Our Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.

Meeting Attendance

Each director is expected to make a reasonable effort to attend all meetings of our Board, applicable committee meetings, and the Annual Meeting of Shareholders. All but one of our directors attended our 2016 Annual Meeting of Shareholders. During the last fiscal year, there were four regular meetings of the Board, and the Board took action by unanimous written consent on five occasions. All of the directors attended at least 75% of the Board and Committee meetings for which they were eligible to attend. During fiscal 2016, the independent members of our Board met in executive session, without the presence of management, on two occasions.

Leadership Structure and the Board’s Role in Risk Oversight

William G. Currie, our current Chairman of the Board, was formerly our Company’s Chief Executive Officer and served as Executive Chairman until his retirement from our Company in July 2009. Our Board holds sessions of its meetings that are exclusively attended by independent directors. William G. Currie chairs the meetings of independent directors, to communicate actions requested by the independent directors, and to serve as a liaison between the independent directors and our Chief Executive Officer. We believe that the governance of our Board, as currently constituted, is more effective by separating the offices of chairman of the board and chief executive officer.

Our Board of Directors, through its three committees, has an advisory role in risk oversight for our Company. Company management maintains primary responsibility for the risk management of our Company. The current trends toward increased regulation, litigation, and political volatility make it extremely difficult to predict the type and magnitude of risks facing our Company. In spite of this unpredictability, our Board relies on the representations of management, periodic reports from our independent auditors, as well as internal audit services performed by a third party, our Company’s systems of internal controls, our Company’s insurance advisors, and the historically conservative practices of our Company, to provide comfort on our Company’s ability to manage its risks. Management’s discussion of current risk factors is set forth in our Company’s Annual Report on Form 10-K.

PROPOSAL TO INCREASE AUTHORIZED CAPITAL STOCK

On January 27, 2017, the Board of Directors unanimously approved, subject to shareholder approval, an amendment to the first paragraph of Article III of the Company’s Articles of Incorporation (“Articles”) to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is eighty-one million (81,000,000) shares, of which eighty million (80,000,000) shares shall be of a single class of common stock and one million (1,000,000) shares shall be series preferred stock.”

This amendment would increase the Company’s authorized common stock from 40,000,000 shares to 80,000,000 shares of common stock. There would be no change in the number of authorized preferred shares. The purpose of the amendment is to provide additional shares for future issuance. As of March 1, 2017, issued shares of common stock totaled [20,498,293] shares. Of the remaining authorized but unissued shares of common stock, a total of [3,227,068] shares are reserved for issuance pursuant to the Company’s Employee Stock Purchase Plan, Director Retainer Stock Plan, Employee Stock Gift Program, and Long Term Stock Incentive Plan. Accordingly, there remain only [16,274,639] shares of common stock available for future issuance, as authorized by the Board of Directors of the Company. The Company has no series preferred stock issued or outstanding.

Apart from the shares of common stock reserved for issuance under the above-referenced plans, the Company does not have any present plan, understanding, or agreement to issue additional shares of common stock or to issue shares of preferred stock. Nevertheless, the Board of Directors believes it is advisable to have additional shares of common stock available for possible future acquisitions, public offerings, and stock dividends, and stock splits. The Board of Directors of the Company will determine whether and on what terms the issuance of shares of common stock or preferred stock may be warranted and appropriate. The Company has no specific plan, understanding, or agreement related to the issuance of its common stock in connection with future acquisitions.

All of the additional shares resulting from the increase in the Company’s authorized common stock would be of the same class with the same dividend, voting, and liquidation rights as the shares of common stock presently outstanding. The shares would be unreserved and available for issuance. No further authorization for the issuance of common shares by shareholder vote is required under the Company’s existing Articles, and none would be required prior to the issuance of the additional common shares by the Company. Shareholders have no preemptive rights to acquire any shares issued by the Company under its existing Articles, and shareholders would not acquire any such rights with respect to any additional shares under the proposed amendment to its Articles.

While the Company is not aware of any pending or threatened effort to gain control of the Company, shareholders should be aware that the authority of the Board to issue common or preferred stock might be considered as having the effect of discouraging an attempt by another person or entity to effect a takeover or otherwise gain control of the Company, because the issuance of preferred stock with voting powers, or the issuance of additional common stock, would dilute the voting power of the stock then outstanding. Moreover, since the terms of the preferred stock remain to be fixed by the Board of Directors, such stock (or rights to acquire such stock) might contain terms (including class voting rights or rights to exchange such stock or warrants for stock of an acquiring company) which could make acquisition of a controlling interest in the Company more difficult or costly.

Other provisions of the Company’s Articles could also be viewed as potential impediments to efforts to acquire control of the Company. Specifically, those provisions of the Articles (i) requiring the election of only one-third of the directors of the Company every year, (ii) requiring the Board to evaluate and determine that any exchange or tender offer for the Company’s common stock or proposed merger, consolidation, or acquisition of all or substantially all of the Company’s assets is in compliance with all applicable laws and is in the best interests of the Company and its shareholders, and (iii) imposing a super-majority vote requirement applicable to any proposed combination or reorganization of the Company, could be used in a manner calculated to prevent the removal of management and make more difficult or discourage a change in control of the Company. The Company has no present intention of soliciting the vote of shareholders on any other proposal, or series of proposals, to deter changes in control of the Company.

If the proposed amendment to increase the authorized shares of capital stock is approved, common or preferred stock may, as noted, be issued without further action by the shareholders and without first offering such shares to the Company’s shareholders for subscription. Issuance of common or preferred stock otherwise than on a pro rata basis to all current shareholders would reduce current shareholders’ proportionate interests. Based upon the prevailing per-share stock price of our common stock, and subject to the approval of the proposed amendment, the Board is considering the approval of a three-for-one stock split of our shares of common stock.

The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company is required for approval of the proposed amendment to the Company’s Articles. Both abstentions and broker non-votes will have the effect of a negative vote. Unless otherwise directed by a shareholder’s proxy, the persons named as proxy voters in the accompanying proxy will vote FOR the amendment. The approval of the proposal is not a condition to the approval of any other proposals submitted to our shareholders.

The Board of Directors has determined that the proposed amendment is desirable, in the best interest of its shareholders, and recommends a vote FOR its approval.

RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2017

The Audit Committee selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 30, 2017. The services provided to our Company and our shareholders by Deloitte for 2016 are described below under the caption “Independent Registered Public Accounting Firm – Disclosure of Fees.”

The audit report of Deloitte on the consolidated financial statements of the Company, as of and for the years ended December 31, 2016 and December 26, 2015, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent calendar years ended December 31, 2016 and December 26, 2015 (the “Relevant Period”), there have been no (i) disagreements between the Company and Deloitte on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of such disagreements in connection with its reports for those years, or (ii) reportable events as described in Item 304(a)(1)(v) (“Reportable Events”) of Regulation S-K.

During the Relevant Period, neither the Company nor (to the Company’s knowledge) anyone acting on behalf of the Company, consulted with Deloitte regarding either (i) the application of accounting principles to a specified transaction (either contemplated or proposed), (ii) the type of audit opinion that might be rendered on the Company’s financial statements, or (iii) any matter that was either the subject matter of a “disagreement,” as described in Item 304(a)(1) of Regulation S-K, or a Reportable Event.

We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not legally required, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate governance. Representatives of Deloitte are expected to be present at our Annual Meeting of Shareholders to respond to appropriate questions and to make such statements as they may desire. The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this item will be required for ratification.

If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee, at its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our Company and our shareholders.

The Board of Directors recommends a vote “FOR” this proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2017.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – DISCLOSURE OF FEES

As explained above, Deloitte served as our independent registered public accounting firm for the fiscal years ended December 31, 2016 and December 26, 2015. The following table sets forth the fees we paid to Deloitte for those years, all of which were pre-approved by the Audit Committee.

	2016	2015
Audit Fees(1)	$628,000	$524,000
Audit Related Fees	0	0
Tax Fees	125,000	25,000
All Other Fees	0	0
Total	$753,000	$549,000

(1)	Includes annual audit, quarterly reviews, audit of internal controls, and consultation.

Audit Committee Pre-Approval Policy. The Audit Committee has established a pre-approval policy and procedures for audit, audit-related, and tax services that can be performed by our independent registered public accounting firm. The policy sets out the specific services that must be pre-approved by the Audit Committee, and places limitations on the scope of these services while ensuring that the independence of the auditors to audit our financial statements is not impaired. The policy prohibits us from retaining Deloitte for services which are proscribed by rules of the SEC. In addition, the policy requires disclosure of non-audit services performed by our auditors. The pre-approval policy does not include a delegation of the Audit Committee’s responsibilities and authority under the pre-approval policy.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Consistent with our Board’s recommendation, and as approved by our shareholders, we allow our shareholders the opportunity to vote, on an advisory and annual basis, on the compensation paid to our Named Executives. Because your vote is advisory, it will not be binding on our Board. However, our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our Company has had a long-standing tradition of delivering results to our shareholders. Because the compensation of our executives has been closely linked to Company performance, our executive compensation programs have played a major role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company.

Our compensation programs are substantially tied to our key business objectives and the success of our shareholders. If the value we deliver to our shareholders declines, so does the compensation we deliver to our executives. We closely monitor the compensation programs and pay levels of executives of companies of similar size and complexity, with the objective that our compensation programs are within the norm of a range of market practices and remain competitive.

We believe our executive compensation programs are effective and structured in a manner that (a) is consistent with our compensation philosophy and objectives (as described in our Compensation Discussion and Analysis below), (b) promotes our business objectives, and (c) supports our culture and traditions that have existed for over 60 years.

The advisory vote on executive compensation was conducted at our Annual Meeting of Shareholders in 2016, based on the disclosure of our executive compensation in the proxy statement for that meeting. Approximately 98% of the shares voted at that meeting approved of the compensation paid to our Named Executives. The Board considered the results of this vote as supportive of the Company’s compensation policies and programs, and did not make any material changes to those policies and programs as a result of that vote.

Accordingly, our Board of Directors recommends that you vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and related material disclosed in the Company’s proxy statement for its 2017 Annual Meeting of Shareholders, is hereby APPROVED.”

The Board of Directors recommends a vote “FOR” this proposal.

OWNERSHIP OF COMMON STOCK

The following table sets forth information as to each shareholder known to have been the beneficial owner of more than five percent (5%) of our outstanding shares of common stock as of February 10, 2017:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

BlackRock, Inc.	2,839,822	(2)	14.0%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc.	1,754,726	(3)	8.6%
100 Vanguard Blvd.
Malvern, PA 19355

Dimensional Fund Advisors LP	1,618,303	(4)	7.9%
Building One
6300 Bee Cave Road
Austin, TX 78746

(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.

(2)	BlackRock, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on January 17, 2017.

(3)	The Vanguard Group, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 10, 2017.

(4)	Dimensional Fund Advisors LP (“Dimensional”), an investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). All shares are owned by the Funds. Dimensional possesses investment and/or voting power over our Company’s securities and may be deemed to be the beneficial owner of the shares, as noted on the Schedule 13G it filed with the SEC on February 9, 2017. Dimensional expressly disclaims beneficial ownership of such securities.

SECURITIES OWNERSHIP OF MANAGEMENT

The following table contains information with respect to ownership of our common stock by each director, nominees for election as director, each Named Executive in the tables under the caption “Executive Compensation,” and all executive officers and directors as a group. The information in this table was furnished by our officers, directors, and nominees for election of directors, and represents our understanding of circumstances in existence as of February 23, 2017:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Patrick M. Webster	114,977	(2)		*
Matthew J. Missad	114,160	(2)		*
William G. Currie	90,889			*
Michael R. Cole	53,365	(2)		*
Gary F. Goode	40,897	(3)		*
Patrick M. Benton	35,447	(2)		*
Allen T. Peters	34,034	(2)		*
John M. Engler	21,809	(3)		*
Thomas W. Rhodes	14,455	(3)		*
Bruce A. Merino	11,512			*
Brian C. Walker	5,011	(3)		*
Mary E. Tuuk	4,540			*
Michael G. Wooldridge	3,294	(3)		*

All directors and executive officers as a group (21 persons)	711,634	(2)(3)	3.4%

*	Less than one percent (1%).

(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.

(2)	Includes shares subject to issuance under our deferred compensation plans for Messrs. Missad, Cole, Webster, Benton, and Peters in the amount of 24,693 shares; 9,556 shares; 37,883 shares; 2,871 shares; and 3,091 shares, respectively.

(3)	Includes shares held in our Director Retainer Stock Plan for Messrs. Engler, Goode, Rhodes, Walker, and Wooldridge who hold 9,125 shares; 28,113 shares; 9,035 shares; 2,694 shares, and 986 shares, respectively.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

We believe our employees are our most important asset. Our executive compensation program has been designed to motivate, reward, attract, and retain the management deemed essential to ensure our Company’s success. The program seeks to align executive compensation with Company objectives, business strategy, and financial performance. In applying these principles, we seek to:

-	Create an environment that rewards performance for achievement of Company goals;

-	Attract and retain key executives critical to the long-term success of our Company; and

-	Align the interests of executives with the long-term interests of shareholders through stock ownership initiatives and requirements.

We believe the compensation of our executives should reflect the performance of the business units in which they are involved and for which they are responsible. We further believe the performance of our executives in managing our Company, considered in light of general economic and specific Company, industry, and competitive conditions, should be the basis for determining their overall compensation.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward overall financial performance and each person’s individual contribution to our Company. In measuring an individual’s contribution to our Company, the Personnel and Compensation Committee (the “Committee”) considers numerous factors, including the individual’s contribution to Company performance, individual performance relative to pre-established goals, and general economic conditions in the markets we serve.

Compensation Program Components

The Committee has responsibility for establishing, implementing, and monitoring adherence to our compensation philosophy and established programs. The Committee seeks to ensure that the total compensation paid to our executives is fair, reasonable, and competitive.

The principal components of our executive compensation consist of (a) base salary, (b) annual performance incentives (generally paid under our Performance Bonus Plan), and (c) long-term incentive compensation (generally payable in the form of equity-based compensation awards). Base salaries are set for our executive officers at the Committee’s January meeting each year. At this meeting, our Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers. The Committee may accept or adjust such recommendations. It makes the sole determination of the compensation for our Chief Executive Officer.

Base Salaries. Historically, we have provided modest base salaries relative to market averages and created opportunities for significant performance-based incentive compensation. The Committee has complete discretion in determining base salary amounts, regardless of whether corporate or individual performance goals are achieved.

The Committee may, but is not required to, use objective and subjective measures in exercising its discretion in setting base salaries. The Committee is authorized to utilize the services of third-party consultants from time to time to assist in the review of our compensation programs and render related services. The last external review of our executive compensation programs was performed in 2016 by Meridian Compensation Partners, LLC (“Meridian”). Meridian was retained by the Committee to review peer group compensation(1). In connection with that review, Meridian conducted a comparison of our compensation relative to a peer group as well as general market data and executive compensation rates and practices from a variety of third party sources. Based upon Meridian’s review and benchmarking, the Committee concluded that our compensation program for executive officers is generally competitive, and as a result, no modifications were made to our executive compensation program.

The Committee approved salary increases to the Named Executives, identified in the Summary Compensation Table, as follows:

Named Executive	Effective Date	New Salary	% Increase
Matthew J. Missad	February 1, 2017	$750,000	15.4%
Michael R. Cole	February 1, 2017	$380,983	7.0%
Patrick M. Webster	February 1, 2017	$439,551	8.7%
Patrick M. Benton	February 1, 2017	$261,000	2.4%
Allen T. Peters	February 1, 2017	$276,500	2.6%

Annual Incentive Compensation. Our annual Performance Bonus Plan (“Performance Plan”) provides for the contribution of a fixed percentage of pre-bonus operating profit to each of a number of bonus pools, based upon the pre-bonus Return on Investment (“ROI”) of each plant, region, and division (each of which is referred to as a “Business Unit”), as well as a separate Corporate Business Unit bonus pool. Combined, these bonus pools are the source for our Company’s aggregate bonus awards.

ROI is determined based upon the Business Unit’s pre-bonus operating profit, less income taxes, divided by the average investment of the Business Unit. Average investment is defined as the average of inventory, plus accounts receivable, plus net property, plant and equipment, plus intangibles, less accumulated amortization, less accounts payable.

1 Our current peer group companies are Westrock Co., Masco Corp., Builders FirstSource, Sonoco Products Co., Bemis Co. Inc., Boise Cascade Co., Greif Inc., BMC Stock Holdings Inc., Louisiana-Pacific Corp., BlueLinx Holdings Inc., NCI Building Systems Inc., Gibraltar Industries Inc., American Woodmark Corp., Simpson Manufacturing Inc., and Trex Co. Inc.

At the beginning of each year, each Named Executive is allocated a fixed percentage of the bonus pool of his or her respective Business Unit. The amount of an employee’s percentage of his or her bonus pool is generally reflective of that person’s relative degree of responsibility for the operations and results of that Business Unit, as well as his or her performance and tenure with the Company. If the Business Unit generates profits which result in a bonus pool, the participant receives the allocated percentage as a performance bonus. The dollar amount of that pool is based upon the Business Unit’s aggregate ROI. As ROI increases, a higher percentage of pre-bonus operating profit is contributed to the pool.

For the Corporate Business Unit, the minimum contribution percentage of 4.59% of pre-bonus operating profit occurs at the lowest level of ROI, which is 5.00%. The maximum contribution percentage of 10.47% occurs at an ROI of 25.50% and higher. In general, for every hundred basis point improvement in ROI, our Company contributes an approximate, additional 28 basis points of pre-bonus operating profit to the Corporate Business Unit bonus pool. Three of our Named Executives participated in the Corporate Business Unit bonus pool in 2016.

For 2016, we achieved an overall ROI of 16.48%. This resulted in a contribution of $15,777,906 to the Corporate Business Unit bonus pool, which equaled 7.67% of pre-bonus operating profit. The performance bonus for each of the Named Executives (other than Messrs. Benton and Peters) was based upon our Company’s total ROI. The performance bonuses for Messrs. Benton and Peters were based upon the ROI of their respective Business Units.

The bonus amount for Mr. Missad was determined by the Company’s ROI, as a whole. Based upon that performance, we contributed the calculated amount of pre-bonus operating profit to the Corporate Business Unit bonus pool. Mr. Missad was eligible to receive a 20% allocation of the Corporate Business Unit bonus pool for 2016. That percentage, multiplied by the amount of that bonus pool, yielded a bonus for Mr. Missad of $3,155,581 for 2016. However, this amount exceeds our Company policy which prohibits the cash payment of a performance bonus that is more than 200% of a participant’s base salary at the time the bonus is payable. As a result, Mr. Missad received a cash bonus of $1,500,000 for 2016, which was approximately 9.51% of the Corporate Business Unit bonus pool.

In 2008, the Company adopted a policy limiting cash bonus payments to 1.75 times a participant’s base salary, which was subsequently increased to 2.0 times base salary for compensation earned in 2016 and thereafter. In January 2015, in order to respond to competitive market pressures and preserve the Company’s practice of maintaining lower than market base salaries, the Committee and the Board modified the policy. Under the revised policy, the amount earned by an employee under the Performance Plan in excess of the permitted cash bonus amount (the “Excess Bonus”) was paid in the form of shares of restricted Company common stock under our LTSIP (described below). For 2016 compensation, the restricted shares were subject to five-year cliff vesting.

For the restricted stock awards granted in 2017 based upon 2016 performance under the Performance Plan, the Excess Bonus was paid in the form of shares of restricted Company stock that cliff vest on the fifth anniversary of the award date, based upon the Fair Market Value of the Company’s common stock on the award date (less an aggregate of 7,500 shares of restricted stock that were reallocated to other employees). The Committee approved management’s recommendation to allocate $465,000 (otherwise payable to the Named Executives), plus $285.000 paid out of divisional pool discretionary funds, to other non-Named Executive employees and was paid in the form of restricted stock subject to five-year vesting (the “Reallocated Restricted Stock Amount”).

The following table discloses and explains the determination of bonuses earned by the Named Executives under our Performance Plan for 2016. As noted above, actual cash bonus payments are limited to 200% of each participant’s base salary at the date of payment of the bonus. Accordingly, for 2016, the actual cash bonus payments to Messrs. Missad, Cole, Webster, Benton, and Peters were less than the total bonus amounts they earned.

Named Executive	Actual ROI (1)	Percent of Pre-Bonus Operating Profit Contributed to the Corporate Business Unit Bonus Pool		Allocation of Participation in the Corporate Business Unit Bonus Pool		Cash Performance Bonus Paid (2)
Matthew J. Missad	16.48%	7.67%		20.00%		$1,500,000
Michael R. Cole	16.48	7.67		8.00		$761,966
Patrick M. Webster	16.48	7.67		15.00		$879,102
Patrick M. Benton	20.66	3.47	(3)	50.00	(3)	$622,000	(4)
Allen T. Peters	17.53	3.17	(3)	50.00	(3)	$553,000

(1)	The Committee periodically establishes ROI threshold achievement levels for each Business Unit, which may vary among the different Business Units.

(2)	For 2016, the earned bonuses for Messrs. Missad, Cole, Webster, Benton, and Peters equaled $3,155,581; $1,262,232; $2,366,686, $1,121,980, and $1,279,657, respectively.

(3)	For 2016, Messrs. Benton and Peters did not participate in the Corporate Business Unit bonus pool. Rather, the incentive compensation for each of them was based upon the ROI of their respective Business Unit.

(4)	Mr. Benton’s maximum cash performance bonus is calculated as 2.0 times his current base salary plus $50,000. This additional $50,000 is included as part of his promotion and relocation and applies to bonus payments for 2014, 2015, and 2016, which are paid in February 2015, 2016, and 2017, respectively.

We have approximately 106 bonus pools, one for each Business Unit, as well as the separate Corporate Business Unit pool.

Chief Executive Officer. The Committee annually reviews and establishes our Chief Executive Officer’s base salary. Mr. Missad’s salary is based on comparable compensation data, the Committee’s assessment of his past performance, and its expectation as to his future contributions in leading our Company. Mr. Missad’s base salary fell in the lower quartile of the salaries of comparable executives in our peer group. The Committee has complete discretion in setting the base salary for Mr. Missad (who does not have an employment agreement with our Company). For 2017, Mr. Missad is eligible to receive 20% of the Corporate Business Unit bonus pool, subject to the limits described above.

Long-Term Stock Incentive Plan. We provide long-term incentive compensation to our executive officers and key employees through stock options, grants of restricted shares, conditional stock grants, and other equity-based awards under the terms of our amended and restated Long Term Stock Incentive Plan (“LTSIP”). The Committee has complete discretion in determining eligibility for participation and the type and number of shares subject to awards made under the LTSIP, except for those awarded to our CEO, which are determined by the Board.

In the recent past, the Committee authorized the grant of shares of restricted Company stock to the Company’s officers and managers based upon the Committee’s assessment of individual performance as well as the Company’s performance for the immediately preceding year. Our Chief Executive Officer would recommend to the Committee, for its approval, the number of shares that were subject to each restricted stock award based upon his subjective assessment as to the appropriate amount of shares to be granted to each recipient. The Committee, subject to the Board’s approval, determined the number of shares to be granted to our Chief Executive Officer.

As described above, for 2016 performance, the number of shares of restricted stock granted to employees is determined by each employee’s Excess Bonus earned under the Performance Plan. For 2016 (as was the case for 2015 and 2014), the long-term equity awards made under our LTSIP were funded entirely by what was earned by our NEO’s under our Performance Plan. Based upon the formula described above, our Named Executives received restricted stock awards in the following amounts for 2016 performance under our Performance Plan:

	Matthew J. Missad	Michael R. Cole	Patrick M. Webster	Patrick M. Benton	Allen T. Peters
Shares subject to five-year vesting (1)	14,627	4,946	14,180	4,943	7,302

(1)	Amount determined by (a) each Named Executive’s total earned bonus under the Performance Bonus pool, less the sum of (1) the total cash bonus, (2) the Five Year Restricted Stock Amount, and (3) their share of the Reallocated Restricted Stock Amount, divided by (b) $96.09, the closing price of the Company’s common stock on the award date.

We encourage and promote ownership of Company stock by our employees and directors. We have a Minimum Stock Ownership Policy that sets requirements for ownership of our common stock by our key employees and independent directors, as follows:

Title	Company Stock Ownership Requirement
Officers	$200,000
General Manager of Operations and Corporate Directors	$100,000
Operations Managers, Plant Managers, Sales Managers and Directors, Executive Managers, Senior Managers, Purchasing and Transportation Managers	$50,000
Independent Directors	2,500 shares

Effective June 1, 2011, the Board adopted our Stock Match Program (“SMP”). Under the SMP, the Company grants shares of restricted Company stock to employees who invest in shares of Company stock under our Deferred Compensation Plan (the “DCP”). Under the SMP, $0.85 of Company stock is awarded for each $1.00 deferred and invested in Company stock under the DCP. The shares granted under the SMP vest in full on the fifth anniversary of the grant date, subject to certain acceleration events.

Our DCP allows key employees to defer a portion of their salary and/or bonus. Participants in the DCP may elect to invest the deferred amounts in certain investment alternatives, including our common stock. Also, under the DCP, if a key employee’s ownership of our common stock is below certain targeted thresholds, the amount of the deferral must be used to invest in shares of our common stock. Any investment in shares of our common stock is made at a 15% discount from the then prevailing market price of our common stock. In general, each employee receives a payout of his or her DCP account one year from the date they leave our Company, unless preceded by retirement, death, or change in control, in which case the employee or his or her beneficiary may receive the distribution earlier, subject to DCP provisions.

We have a shareholder-approved Employee Stock Purchase Plan (the “ESPP”) which allows our employees to make a payroll deduction or lump sum contribution, or both, for the purchase of our common stock. Shares of our common stock are purchased with the money in the employee’s account on the last trading day of the quarter, at a 15% discount from the then prevailing market price of our common stock. All eligible employees with at least one year of service may participate in the ESPP. Under the ESPP, an employee may not acquire more than $25,000 of our common stock in any one plan year, based upon the fair market value of our stock as of the date of purchase.

We have a Stock Gift Program under which eligible employees receive a modest amount of our common stock on specified service anniversaries with us.

Executive Retirement Plan. On October 14, 2010, the Committee approved an Executive Retirement Plan for officers with 20 or more years of Company service and at least 10 years of service as an officer. This Plan provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive’s highest annual base salary during the three-year period preceding retirement) and is payable over three years after retirement, death, or disability.

Impact of Restatements Retroactively Impacting Financial Goods. The Company has not had any material restatement of prior financial results. If such restatements were to occur, the Committee and Board would review the matter and determine what, if any, adjustment to current or prior compensation might be appropriate.

Deductibility of Compensation. Our policy is to pay all earned compensation regardless of whether it exceeds the One Million Dollar ($1,000,000.00) limitation on compensation deductions set forth in Section 162(m) of the Internal Revenue Code. To ensure the maximum tax deductibility for our Company, we received shareholder approval of our Performance Plan.

PERSONNEL AND COMPENSATION COMMITTEE REPORT

The primary purpose of the Personnel and Compensation Committee is to assist the Board in discharging its responsibilities related to the compensation of our Company’s executives. The Committee’s responsibilities are more fully described in its Charter, which is available on our website.

The Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Effective as of [March 8,] 2017, based upon that review and those discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Bruce A. Merino, Chairman
John M. Engler
Thomas W. Rhodes
Brian C. Walker
Michael G. Wooldridge

Summary Compensation Table

The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for each of our last three fiscal years (the “Named Executives”).

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (1)(3)	All Other Compensation (4)	Total
Matthew J. Missad, Chief Executive Officer	2016 2015 2014	$597,537 535,658 526,004	$1,305,581 1,248,576 506,133	$1,500,000 956,900 938,788	$65,184 41,604 44,124	$3,468,302 2,782,738 2,015,049
Michael R. Cole, Chief Financial Officer	2016 2015 2014	355,150 345,483 326,650	475,266 323,137 45,838	761,966 622,971 591,416	43,294 40,451 45,422	1,635,676 1,332,042 1,009,326
Patrick M. Webster, President and Chief Operating Officer	2015 2014 2013	403,717 393,925 386,092	1,362,584 1,014,429 434,565	879,102 707,964 690,464	42,008 38,853 44,184	2,687,411 2,155,171 1,555,305
Patrick M. Benton President, UFP Northern Division	2016 2015 2014	254,583 249,999 246,640	474,980 596,806 76,800	622,000 533,750 500,988	32,897 34,093 26,574	1,384,460 1,414,648 851,002
Allen T. Peters, President, UFP Western Division	2016 2015 2014	268,666 258,916 251,875	701,657 581,642 209,298	553,000 471,625 454,125	37,717 36,181 35,326	1,561,040 1,348,364 950,624

(1)	Includes amounts deferred by the Named Executives under our Profit Sharing and 401(k) Plan and DCP. The 2016 amounts include deferrals under the DCP in the amount of $115,000 for Mr. Missad, $55,000 for Mr. Cole, $115,000 for Mr. Webster, $50,000 for Mr. Benton, and $55,000 for Mr. Peters The 2015 amounts include deferrals under the DCP in the amount of $115,000 for Mr. Missad, $50,000 for Mr. Cole, $115,000 for Mr. Webster, $65,000 for Mr. Benton, and $37,730 for Mr. Peters. The 2014 amounts include deferrals under the DCP in the amount of $115,000 for Mr. Missad, $50,000 for Mr. Cole, $115,000 for Mr. Webster, $25,000 for Mr. Benton, and $39,930 for Mr. Peters.

(2)	The 2016 amounts include 14,627 shares granted to Mr. Missad, 4,946 shares granted to Mr. Cole, 14,180 shares granted to Mr. Webster, 4,943 shares granted to Mr. Benton, and 7,302 shares granted to Mr. Peters on February 23, 2017 under the LTSIP based upon the “Excess Bonus” (defined in the “Compensation Discussion and Analysis” section above) earned under our Performance Plan for 2016, and 1,000 shares granted to Mr. Benton in connection with his promotion and relocation. The 2015 amounts include 16,693 shares granted to Mr. Missad, 3,982 shares granted to Mr. Cole, 13,388 shares granted to Mr. Webster, 6,784 shares granted to Mr. Benton, and 7,946 shares granted to Mr. Peters on February 18, 2016 under the LTSIP based upon the “Excess Bonus” (defined in the “Compensation Discussion and Analysis” section above) earned under our Performance Plan for 2015, and 1,000 shares granted to Mr. Benton in connection with his promotion and relocation. The 2014 amounts include 8,235 shares granted to Mr. Missad, 6,819 shares granted to Mr. Webster, and 3,432 shares granted to Mr. Peters on February 19, 2015 under the LTSIP based upon the Excess Bonus earned under our Performance Plan for 2014, and 1,000 shares granted to Mr. Benton in connection with his promotion and relocation. The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” The assumptions used in calculating these amounts are based on a vesting period of either three or five years, subject to acceleration upon reaching age 60.

The 2016 amounts include the Company match under the SMP on February 23, 2017 to Messrs. Missad, Cole, Webster, Benton, and Peters in the amount of 939; 497; 939; 442, and 486 shares, respectively. The 2015 amounts include the Company match under the SMP on February 25, 2016 to Messrs. Missad, Cole, Webster, Benton, and Peters in the amount of 1,328; 648; 1,236; 710, and 466 shares, respectively. The 2014 amounts include the Company match under the SMP on February 26, 2015 to Messrs. Missad, Cole, Webster, Benton, and Peters in the amount of 1,692; 848; 1,687; 421; and 675 shares, respectively.

(3)	Represents annual cash bonus payments under performance-based bonus plans tied to our operating profit and ROI, which cover substantially all salaried employees.

(4)	The amounts in this column include Company contributions to our Profit Sharing and 401(k) Plan for 2016 in the amount of $3,975 for Messrs. Cole, Missad, Webster, and Peters; and $3,519 for Mr. Benton. Subject to certain requirements, including age and service requirements, all of our employees are eligible to participate in our Profit Sharing and 401(k) Plan.

Also included in this column is personal use of corporate aircraft for 2016 in the amount of $27,860 for Mr. Missad. We permit limited personal use of corporate aircraft by the Named Executives, and personal use of our aircraft requires approval by our Chief Executive Officer. We calculate the incremental cost to our Company for personal use of our aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; landing, parking and hangar fees; supplies; and other variable costs. Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the purchase or leasing costs of our aircraft, and the cost of maintenance not related to specific trips.

The amount in this column also includes the following fringe benefits, none of which exceeded the greater of $25,000 or 10% of the Named Executive’s aggregate fringe benefits: automobile allowance, automobile insurance, gasoline, use of Company-owned property, insurance premiums, a convenience allowance, and taxes paid on behalf of the Named Executive.

Narrative Disclosure of Perquisites and Benefits

We provide benefit programs to executive officers and other employees. The following table generally identifies such benefit plans and those employees who may be eligible to participate:

Benefit Plan	Officers	Certain Managers	Full-Time Exempt Employees	Full-Time Non-Exempt Employees
401(k) Plan	√	√	√	√
Medical/Dental/Vision Plans	√	√	√	√
Life and Disability Insurance	√	√	√	√
Employee Stock Purchase Plan	√	√	√	√
ROI Bonus Plan	√	√	√	Not Offered
Hourly ROI Bonus	Not Offered	Not Offered	Not Offered	√
Equity Incentive Plans	√	√	√	Not Offered
Change in Control and Severance Plan	√	√	Not Offered	Not Offered
Deferred Compensation Plan	√	√	Not Offered	Not Offered
Executive Retirement Plan	√	Not Offered	Not Offered	Not Offered
Holiday Gifts Not Exceeding $1,500	√	√	√	√

We believe perquisites for executive officers should be limited in scope and value. As a result, we have historically provided nominal perquisites. The following table generally illustrates the perquisites we do and do not provide, and identifies those employees who may be eligible to receive them.

Type of Perquisites	Officers	Certain Managers	Full-Time Employees
Employee Discount	√	√	√
Convenience Allowance (1)	√	Not Offered	Not Offered
Automobile Allowance	√	√	Not Offered (2)
Personal Use of Company Aircraft	Only with CEO Approval	Only with CEO Approval	Not Offered

(1)	We provide our officers with a limited taxable convenience allowance which they may use for household management, health and wellbeing, and similar expenses.

(2)	Certain sales and management personnel receive an automobile allowance. Other employees receive reimbursement, in accordance with the Internal Revenue Code, of various costs incurred in connection with the utilization of their personal vehicles in connection with business travel.

Grants of Plan-Based Awards

The following table reflects the grant of plan-based awards for fiscal 2016 to the Named Executives, and sets forth information on possible payouts to the Named Executives under our Performance Plan for fiscal 2016.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (3) (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Maximum (2) ($)	Threshold (#)	Maximum (#)
Matthew J. Missad		0	$1,500,000	0	0
	02/23/17					14,627		0	0	$1,405,508
	02/23/17					939		0	0	90,228
Michael R. Cole		0	761,966	0	0
	02/23/17					4,946		0	0	475,261
	02/23/17					497				47,756
Patrick M. Webster		0	879,102	0	0
	02/23/17					14,180		0	0	1,362,556
	02/23/17					939		0	0	90,228
Patrick M. Benton		0	622,000	0	0
	02/23/17					4,943		0	0	474,972
	02/23/17					442		0	0	42,471
	02/23/17					1,000	(4)	0	0	96,090
Allen T. Peters		0	553,000	0	0
	02/23/17					7,302		0	0	701,649
	02/23/17					486		0	0	46,699

(1)	The amounts reported in these columns are not actual awards; rather, they represent the maximum awards that could have been earned by each Named Executive for fiscal 2016 under our Performance Plan. The actual amount paid to each Named Executive under this plan for fiscal 2016 is reported in the Summary Compensation Table. Amounts earned under this Plan are required to be paid within 75 days after our fiscal year-end and are subject to the maximum payment amount described in footnote (2). For details regarding how awards are determined under the Plan, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)	Represents 2.0 times each Named Executive’s current base salary, which is the maximum amount of any earned bonus that is payable in cash under our Performance Plan. For Mr. Benton, in calculating his maximum earned bonus that is payable in cash, $50,000 is added to his current base salary.

(3)	Reflects the grant of shares of restricted Company stock. As described in the “Compensation Discussion and Analysis” section above, the amount of an employee’s bonus earned in excess of the limit referenced in footnote (2) is payable in shares of restricted Company stock that cliff vest in five years, subject to accelerated vesting upon death, disability, retirement, or a change in control. The grant date fair value of the awards is included in the “Stock Awards” column in the Summary Compensation Table.

(4)	Mr. Benton received a grant of 1,000 shares of Company stock in connection with his promotion and relocation. This was the third of three such grants.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards held by the Named Executives as of December 31, 2016:

			Stock Awards
Name	Grant Date	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Matthew J. Missad	02/25/16	02/25/21	1,328	$135,695
	02/18/16	02/18/21	13,212	1,350,000
	02/18/16	02/18/21	3,481	355,689
	02/26/15	02/26/20	1,692	172,889
	02/19/15	02/19/20	3,575	365,294
	02/19/15	02/19/18	4,660	476,159
	02/27/14	02/27/19	2,400	245,232
	02/27/14	02/27/19	1,619	165,429
	02/28/13	02/28/18	2,146	219,278
	07/19/12	07/19/17	2,250	229,905
	02/27/12	02/27/17	2,502	255,654
Michael R. Cole	02/25/16	02/25/21	648	66,213
	02/18/16	02/18/21	2,266	231,540
	02/18/16	02/18/21	1,716	175,341
	02/26/15	02/26/20	848	86,649
	02/27/14	02/27/19	800	81,744
	02/27/14	02/27/19	843	86,138
	02/28/13	02/28/18	1,083	110,661
	07/19/12	07/19/17	1,125	114,953
Patrick M. Webster	02/25/16	02/25/21	1,236	126,294
	02/18/16	02/18/21	10,813	1,104,872
	02/18/16	02/18/21	2,575	263,114
	02/26/15	02/26/20	1,687	172,378
	02/19/15	02/19/20	3,392	346,595
	02/19/15	02/19/18	3,427	350,171
	02/27/14	02/27/19	1,200	122,616
	02/27/14	02/27/19	1,619	165,429
	02/28/13	02/28/18	2,146	219,278
	07/19/12	07/19/17	1,500	153,270
	02/27/12	02/27/17	2,535	259,015
Patrick M. Benton	02/25/16	02/25/21	1,000	102,180
	02/25/16	02/25/21	710	72,548
	02/18/16	02/18/21	6,434	657,426
	02/18/16	02/18/21	350	35,763
	02/26/15	02/26/20	1,000	102,180
	02/26/15	02/26/20	421	43,018
	02/27/14	02/27/19	300	30,654
	02/27/14	02/27/19	155	15,838
	02/28/13	02/28/18	351	35,865
	01/15/08	01/15/18			500	$51,090
	01/16/07	01/16/17			500	51,090
Allen T. Peters	02/25/16	02/25/21	466	47,616
	02/18/16	02/18/21	6,231	636,684
	02/18/16	02/18/21	1,715	175,239
	02/26/15	02/26/20	675	68,972
	02/19/15	02/19/20	1,178	120,368
	02/19/15	02/19/18	2,254	230,314
	02/27/14	02/27/19	800	81,744
	02/27/14	02/27/19	745	76,124
	02/28/13	02/28/18	63	6,637
	07/19/12	07/19/17	750	76,635
	01/15/08	01/15/18			500	51,090
	01/16/07	01/16/17			500	51,090

(1)	Represents shares of restricted stock granted to each Named Executive. The shares are subject to risks of forfeiture until they vest in full. Subject to accelerated vesting for death, disability, retirement, or a change in control of our Company, the shares vest in full on the third or fifth anniversary of the grant date.

(2)	The market value of the shares in these columns is based upon the closing price of our common stock as of December 31, 2016.

Option Exercises and Stock Vested

The following table provides information on the number and value of options exercised and stock grants vested in 2016 by the Named Executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Matthew J. Missad	0	0	530	$34,249
Michael R. Cole	0	0	530	34,249
Patrick M. Webster	0	0	0	0
Patrick M. Benton	0	0	398	25,719
Allen T. Peters	0	0	398	25,719

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

(2)	Value based upon the closing market price of our Company’s common stock on the vesting date.

Non-Qualified Deferred Compensation

The following table provides certain information relating to each deferred compensation plan that provides for the deferral of compensation on a basis that is not tax qualified. The aggregate amounts are based on employee deferrals and earnings on these deferrals.

Names	Executive Contributions in 2016 (1)	Company Contributions in 2016 (2)	Aggregate Earnings in 2016 (3)	Aggregate Withdrawals / Distributions in 2016	Aggregate Balance at December 31, 2016
Matthew J. Missad	$115,000	$155,922	$769,258	0	$2,315,020
Michael R. Cole	55,000	82,860	268,247	0	809,091
Patrick M. Webster	115,000	120,294	1,318,014	0	4,169,372
Patrick M. Benton	50,000	58,823	85,723	0	255,327
Allen T. Peters	55,000	44,388	95,074	0	282,862

(1)	Each of the amounts reported in this column are also reported as non-equity incentive plan compensation or salary in the Summary Compensation Table. The amounts shown include deferrals under our DCP from the annual bonus earned for 2016 and monthly salary for 2016 for Mr. Missad of $100,000 and $15,000, respectively; from the annual bonus earned for 2016 and monthly salary for 2016 for Mr. Cole of $40,000 and $15,000, respectively; from the annual bonus earned for 2016 and monthly salary for 2016 for Mr. Webster of $100,000 and $15,000, respectively; from the annual bonus earned for 2016 for Mr. Benton of $55,000, respectively; and from the annual bonus earned for 2015 of Mr. Peters of $55,000.

(2)	The amounts reflect the Company’s 15% discount for shares of Company common stock acquired under our DCP attributable to fiscal 2016 salary and/or bonus deferrals.

(3)	Amounts shown are credited to the Named Executive’s deferred compensation account(s). The amounts reflect the earnings on various investments in the account(s), including investments in our common stock.

Our DCP allows key employees to defer a portion of their incentive bonus and base salary. The maximum amount a Named Executive can defer is $100,000 from incentive compensation and $15,000 from base salary, per year. As described in the Compensation Discussion and Analysis, amounts deferred must be invested in our common stock until certain ownership requirements are met. Payouts occur as provided at the time of employee deferral, or if not specified by the employee, upon separation from employment.

Other Post-Employment Compensation

Severance Agreements

On October 14, 2010, the Committee approved an Executive Retirement Plan for officers with 20 or more years of service to the Company and at least ten years of service as an officer. The Plan provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive’s highest annual base salary during the three-year period preceding retirement) and is payable over three years after retirement, death, or disability.

Potential Payments upon Termination, Death, Disability, Retirement, or Change in Control

The following table quantifies the incremental amounts that would have been vested and become payable on December 31, 2016 to each Named Executive in the event of death, permanent disability, retirement, or change in control.

	Benefit	Death	Disability	Retirement (1)	Change in Control (2)
Matthew J. Missad	Cash Severance (3)	$1,205,319	$1,205,319	$1,205,319	$1,950,000
	Equity: (4)
	- Restricted Stock	3,971,225	3,971,225	3,971,225	3,971,225
	Health and Welfare	36,000	36,000	36,000	36,000
	TOTAL:	5,212,544	5,212,544	5,212,544	5,957,225
Michael R. Cole	Cash Severance (3)	206,396	206,396	206,396	711,966
	Equity: (4)
	- Restricted Stock	953,237	953,237	953,237	953,237
	Health and Welfare	36,000	36,000	36,000	36,000
	TOTAL:	1,195,633	1,195,633	1,195,633	1,701,203
Patrick M. Webster	Cash Severance (3)	458,804	458,804	458,804	809,102
	Equity: (4)
	- Restricted Stock	3,283,043	3,283,043	3,283,043	3,283,043
	Health and Welfare	36,000	36,000	36,000	36,000
	TOTAL:	3,777,847	3,777,847	3,777,847	4,128,145
Patrick M. Benton	Cash Severance (3)	111,973	111,973	111,973	510,000
	Equity: (4)
	- Restricted Stock	1,197,651	1,197,651	1,197,651	1,197,651
	Health and Welfare	36,000	36,000	36,000	36,000
	TOTAL:	1,345,624	1,345,624	1,345,324	1,743,651
Allen T. Peters	Cash Severance (3)	143,133	143,133	143,133	539,000
	Equity: (4)
	- Restricted Stock	1,622,311	1,622,311	1,622,311	1,622,311
	Health and Welfare	36,000	36,000	36,000	36,000
	TOTAL:	1,801,444	1,801,444	1,801,444	2,197,311

(1)	Accounts of the Named Executives in deferred compensation plans and 401(k) plans are not included.

(2)	In the event of a change in control, Mr. Missad would receive three years of salary, while Messrs. Cole, Webster, Benton, and Peters would receive two years of salary.

(3)	None of our Named Executives has an employment agreement with the Company. In lieu of severance, our Board has approved an Executive Retirement Plan (“ERP”) for officers who have been employed by the Company for at least 20 years and have been officers for at least 10 years. Upon death, permanent disability, or other separation of service at age 62 or later, qualifying employees are entitled to receive three annual cash payments, with each payment equal to one-half of the highest annual base salary during the three-year period preceding separation. If death, permanent disability, or separation of service occurs prior to age 62, the ERP benefits are discounted based upon the difference between the qualifying employee’s actual age and age 62. None of the Named Executives has reached age 62. Benefits under the ERP are forfeited if the Named Executive competes with the Company while employed by the Company or any time while benefits are due. Each of the Named Executives, other than Messrs. Benton and Peters, have met the service requirements of the ERP. (The numbers set forth above are what would be paid to Messrs. Benton and Peters if they had met the service requirements.) In addition to the benefits provided under the ERP, the Named Executives are eligible for a stipend for health care.

(4)	Stock awards that have already vested are not included in the table.

Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director during fiscal 2016.

Names	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation	Total
William G. Currie (3)	$112,740	$192,180	$114,566	$419,486
John M. Engler (4)	0	209,458	0	209,458
Gary F. Goode (5)	0	231,733	0	231,733
Bruce A. Merino (4)	70,824	134,526	0	205,350
Thomas W. Rhodes	0	211,383	0	211,383
Louis A. Smith	0	208,083	0	208,083
Mary E. Tuuk	71,370	134,526	0	205,896
Brian C. Walker	0	208,083	0	208,083
Michael G. Wooldridge	0	203,133	0	203,133

(1)	For 2016, each non-employee director (except for Mr. Currie) received a $53,370 annual retainer fee, $1,500 for attendance at each regular and special meeting of the Board, and $1,500 for each committee meeting they attended. Each independent director may participate in the Director Retainer Stock Plan (the “DRSP”). The DRSP provides that the director may elect to receive Company stock, on a deferred basis, at a rate of 110% of their deferred annual retainer, Board and committee meeting fees, and any committee chairperson fees (collectively, the “Deferred Retainer”) in lieu of cash compensation for the Deferred Retainer. Messrs. Engler, Goode, Rhodes, Smith, Walker and Wooldridge participated in the DRSP and were allocated shares of Company stock, in lieu of cash fees, in the following respective amounts during 2016: 1,402 shares; 1,752 shares; 1,022 shares; 1,068 shares; 1,315 shares; and 804 shares. The value of these deferral fees is included in the Stock Awards column of this table. Beginning in 2012, directors could elect to defer the receipt of shares earned under our Director Stock Grant Program, described in footnote (2) below.

(2)	Under our Executive Stock Grant Plan (the “ESGP”), each independent director (except for Mr. Currie) was granted 1,000 shares of Company stock each year. Those shares are subject to vesting on the fifth anniversary of the date of grant, subject to earlier vesting upon the attainment of age 60, death, disability, or a change in control. Also, under our Director Stock Grant Program, each independent director (except for Mr. Currie) received 100 shares of common stock for each Board meeting they attend, up to a maximum of 400 shares per year. Each of the directors, other than Messrs. Merino, Murray and Smith and Ms. Tuuk, elected to defer receipt of those shares under our DRSP. The amount set forth in this column represents the aggregate fair value of the stock awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” The assumptions used in calculating these amounts are based on a vesting period of five years, subject to acceleration upon reaching age 60.

(3)	Mr. Currie received $114,566 as a payout on a deferred compensation plan from amounts deferred in prior years, and $106,740 for serving as Chairman of the Board. As Chairman, Mr. Currie was granted 2,000 shares of Company stock each year under our ESGP. Mr. Currie also received $1,500 for each regular and special Board meeting he attends.

(4)	Mr. Merino is Chairman of the Personnel and Compensation Committee and received an additional $5,000 per year for serving in that capacity. Mr. Engler became Chairman of the Nominating and Corporate Governance Committee in July 2016, and received an additional $1,250 for serving in that capacity in 2016.

(5)	Mr. Goode is Chairman of the Audit Committee and received an additional $20,000 per year for serving in that capacity.

Each director is also entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses and materials. Each director is required to own a minimum of 2,500 shares of our Company stock within two years of joining our Board.

Effective January 1, 2017, our directors are paid an annual retainer of $185,000, $60,000 of which is payable in cash and $125,000 of which is payable in the form of the Company’s common stock. There is no additional compensation for attendance at Board or committee meetings. Also, each member of the Audit Committee receives a $5,000 annual retainer, while each member of the Nominating and Corporate Governance Committee and each member of the Personnel and Compensation Committee receive a $3,000 annual retainer. The chairpersons of our Nominating and Corporate Governance Committee and Personnel and Compensation Committee each receive an additional $5,000 per year for serving in that capacity, while the chair of the Audit Committee receives $20,000 per year for serving in that capacity. For 2017, the Chairman of the Board is paid an annual retainer of $370,000, $120,000 of which is payable in cash and the balance is paid in the form of the Company’s common stock.

The annual retainer amounts, both cash (including committee retainers and chairperson fees) and stock consideration is paid quarterly and either or both (in total or in part) are subject to deferral under the terms of the Company’s Restated Director Retainer Stock Plan. Under the terms of the Restated Director Retainer Stock Plan, deferred cash is used to purchase Company stock on a deferred basis at the rate of 110% of the deferred cash amount. No such credit applies to the deferral of the stock portion of the retainer.

Equity Compensation Plan Information

As discussed above, we maintain certain equity compensation plans under which shares of our common stock are authorized for issuance to employees and directors in exchange for services. The following sets forth certain information regarding our equity compensation plans as of December 31, 2016.

	Number of shares to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans [excluding shares reflected in column (a)] (1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	$0.00	3,341,606
Equity compensation plans not approved by security holders	none
(1)	The number of shares remaining available for future issuance under equity compensation plans, excluding outstanding options, warrants, or similar rights, as of December 31, 2016, is as follows: 106,463 shares for our Employee Stock Purchase Plan, 40,327 shares for our Director Retainer Stock Plan, and 4,764 shares for our Stock Gift Program. In addition, the remaining 3,190,052 shares available for future issuance under our LTSIP, may be made in the form of options as well as stock appreciation rights, restricted stock, performance shares, or other stock-based awards.

AUDIT COMMITTEE REPORT

On February 27, 2017, the Audit Committee submitted to the Board of Directors the following report:

The Committee has reviewed and discussed with management our Company’s audited financial statements as of and for the year ended December 31, 2016.

The Committee has discussed with our independent auditors the matters covered by Public Company Accounting Oversight Board (PCAOB) standards, AU Section 380 Communication with Audit Committees.

The Committee has received from Deloitte the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, has discussed with Deloitte their independence, and has satisfied itself as to Deloitte’s independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Gary F. Goode, Chairman
Thomas W. Rhodes
Mary E. Tuuk

The reports of the Audit Committee and the Personnel and Compensation Committee shall not be deemed to be soliciting material filed or by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and greater than 10% beneficial owners to file reports of ownership and changes in ownership of shares of common stock with the SEC, and applicable regulations require them to furnish us with copies of all Section 16(a) reports they file. Based solely upon review of the copies of such reports furnished to us, or written representations that no such reports were required, all Section 16(a) filing requirements applicable to the reporting persons were made in compliance with the Exchange Act, except for Messrs. Benton, Cole, Missad, Peters, and Webster, along with Messrs. Jonathan West, Michael Mordell and Chad Uhlig-Eastin who each filed one late report covering one transaction.

GENERAL

The cost of the solicitation of proxies will be paid by our Company. In addition to the use of the United States Postal Service, proxies may be solicited personally, by telephone, by facsimile, or by electronic mail by our employees who will not receive additional compensation for solicitation of proxies. We do not intend to pay any compensation for the solicitation of proxies, except that we will reimburse brokers, nominees, custodians, and other fiduciaries for their expenses in connection with sending materials to beneficial owners and obtaining their proxies.

RELATED PARTY TRANSACTIONS

The Audit Committee has responsibility to review, approve, or ratify related party transactions involving directors, executive officers, and their respective affiliates and immediate family members. As a general practice, our Board has required the related party, if a Board member, to recuse himself or herself from the meeting, and the Board considers the proposed transaction on the basis of what is fair to our Company and is in the best interest of our shareholders. There were no reportable related party transactions during 2016.

AVAILABILITY OF FORM 10-K

Shares of our common stock are traded under the symbol UFPI on The Nasdaq Stock Market. Our Form 10-K filed with the SEC will be provided free of charge to any shareholder upon written request. Significant financial information is available on our website at http://www.ufpi.com. For more information, contact our Investor Relations Department at 2801 East Beltline NE, Grand Rapids, MI 49525.

SHAREHOLDER PROPOSALS

Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2018 Annual Meeting of Shareholders may do so by following the procedures described in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Secretary no later than [November 8], 2017. Proposals of shareholders should be addressed to the attention of Secretary, 2801 East Beltline NE, Grand Rapids, MI 49525. In addition, under our Bylaws, no business may be brought before an annual meeting unless it is specified in a notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary (containing certain information specified in the Bylaws about the shareholder and the proposed action), not less than 90 days nor more than 120 days prior to the date of the first anniversary of the preceding year’s annual meeting of shareholders. If our 2018 Annual Meeting of Shareholders is held more than 30 days before or more than 60 days after the first anniversary of our 2017 Annual Meeting of Shareholders, the notice must be received not less than 90 days nor more than 120 days prior to the date of that meeting, unless the first public announcement of the meeting is made less than 100 days prior to the date of the meeting, in which case notice must be received within ten days after the date we mail or otherwise give notice of the date of that meeting. This requirement is separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials.

As of the date of this Proxy Statement, we have not received any proposals from any shareholders to be presented at the 2017 Annual Meeting of Shareholders.

HOUSEHOLDING OF PROXY MATERIALS

Only one annual report and proxy statement are sent to multiple shareholders sharing a single address, unless we have received instructions to the contrary from one or more of such shareholders. If you prefer to receive individual copies of the proxy materials, send your request in writing to the attention of Investor Relations Department, 2801 East Beltline NE, Grand Rapids, MI 49525, or call 800-598-9663.

March _, 2017

By Order of the Board of Directors,

David A. Tutas, General Counsel and Secretary